EXHIBIT 10.2

LETTER OF INTENT

This Letter of Intent is made the 18th day of May, 2005

BETWEEN:

GARUDA GOLD CORPORATION, a British Columbia corporation with its principal executive offices located at 502 – 1978 Vine Street, Vancouver, British Columbia, Canada V6K 4S1

(“Garuda”)

OF THE FIRST PART

AND:

NEWHAVEN RESOURCES LIMITED, a Ghanaian registered mining, exploration and services company, located at P.O. Box 9918 (Airport), Accra, Ghana.

(“Newhaven”)

OF THE SECOND PART

AND:

AQUARIAN GOLD CORPORATION, a corporation incorporated in the U.S. with its principal executive offices located at 500-666 Burrard Street, Vancouver, British Columbia, Canada.

(“Aquarian”)

OF THE THIRD PART

This letter of intent constitutes an agreement and is legally binding on all parties,

WHEREAS:

1.
On May 5, 2005, Newhaven entered into an agreement to mine a hard rock vein system with Robert Appiah & Group in Ghana (the “Mining Rights”), who were on July 28, 2003 granted a gold and diamond licence by the Government of Ghana in an area in Prestia, Ghana as described in Schedule “A” attached hereto;

2.	Newhaven has or will acquire mining rights to the areas surrounding the area covered by the Mining Rights;

AND WHEREAS Newhaven, now wishes to grant to Garuda or its planned subsidiary, a Ghanaian corporation, the exclusive right and option to acquire a 65% right and interest in and to the Mining Rights on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar of U.S. currency now paid by Garuda to Newhaven (the receipt whereof is hereby acknowledged) and the sum of One Dollar of U.S. currency now paid to by Garuda to Aquarian (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1.                              Definitions

                                 The following words, phrases and expressions shall have the following meanings:

(a)	“Work Commitment” includes all direct or indirect expenses (net of government incentives and net of payments to Newhaven pursuant to Paragraph 2 hereof of or incidental to Mining Operations);

(b)	“Mineral Products” means the commercial end products derived from operating the Mining Rights as a mine;

(c)	“Mining Operations” includes:

(i)
every kind of work done on or with respect to the Mining Rights by or under the direction of Garuda during the Option Period or pursuant to an approved Work Program except expansion of the Mining Rights boundaries;

(ii)
without limiting the generality of the foregoing, includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, bonification or ores and concentrates, as well as the separation and extraction of mineral products; and

(iii) payments by Garuda to acquire the rights to potential hard rock claims surrounding the area covered by the Mining Rights.

(d)	“Option Period” means the period from the date hereof to the date at which Garuda has performed its obligations to acquire its 65% interest in the Mining

Rights or the date the option expires as set out in Section 2 hereof, whichever shall be the lesser period;

(e)	“Work Program” means, a program of work reasonably acceptable to both parties in respect of a particular Mining Rights, contained in a written document setting out in reasonable detail:

(i)
an outline of the Mining Operations proposed to be undertaken and conducted on the Mining Rights, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed; and

(ii) the estimated cost of such Mining Operations including a proposed budget providing for estimated monthly cash requirements in advance and giving reasonable details.

reasonably acceptable to both parties hereto.

(f)	“Mining Rights” means the rights acquired by Newhaven pursuant to the mining agreement described in Schedule “A”.

(g)	“Property” means the area on which Newhaven has the right to mine, as set out in Schedule “A.

2.                              Option

                                 Newhaven hereby grants to Garuda the sole exclusive right and option (the “Option”) to earn 65% of the Mining Rights exercisable as follows:

(a)	on or before May 17, 2006 Garuda makes a Work Commitment of $300,000 on the Mining Rights and following which Garuda shall be deemed to have exercised the Option (the “Exercise Date”) and shall be entitled to 65% of the Mining Rights.

3.                              Mining Operations during and after Option

                                 During the Option Period, Garuda, through its subsidiary, a Ghanaian company to be incorporated, shall conduct the Mining Operations in conjunction with Newhaven. Newhaven shall invoice Garuda in respect of its expenses of such Mining Operations from time to time and the prompt payment of such invoices when due shall constitute Expenditures by Garuda as contemplated under Section 2 hereof. After the expiration of the Option Period, each of the parties shall contribute to ongoing operations in their respective percentages.

4.                              Assignment

                                 During the Option Term, no party shall sell, transfer, assign, mortgage, pledge or otherwise encumber its interest in this Agreement or its right or interest in the Mining Rights without the consent of the other parties, such consent to be not unreasonably withheld, provided that any party shall be permitted to assign this Agreement to an “affiliate”, as that term is defined in The Company Act (Nevada). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

5.                              Termination

                                 This Agreement shall forthwith terminate in circumstances where:

(a)	Garuda fails to make the payments for or carry out the expenditures required in Section 2 of this Agreement on or before the dates set out herein; or

(b)	Garuda gives notice of termination to Newhaven, which it shall be at liberty to do at any time after the execution of this Agreement and the payment of the amount set forth in clause 4(b) hereof.

6.                              Representations, Warranties and Covenants of Newhaven

                                 Newhaven represents, warrants and covenants to and with Garuda as follows:

(a)	Newhaven has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	the Agreement constitutes a legal, valid and binding obligation of Newhaven; and

(c)
upon request by Garuda, and at the sole cost of Garuda, Newhaven shall deliver or cause to be delivered to Garuda copies of all available maps and other documents and data in its possession respecting the Mining Rights.

7.                              Representations, Warranties and Covenants of Garuda

                                 Garuda represents, warrants and covenants to and with Newhaven that:

(a)	Garuda has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	this Agreement constitutes a legal, valid and binding obligation of Garuda.

8.                              Aquarian Interest

                                 Upon Garuda exercising the Option and obtaining a 65% interest in the Mining Rights, Newhaven shall continue to have rights to 25% of the Mining Rights and Aquarian shall be granted the remaining 10% interest in the Mining Rights. Aquarian agrees that other than the rights and interests granted to Aquarian pursuant to this agreement, Aquarian has no other right or title in or to the Mining Rights and is not entitled to any other rights, fees or claims from either Garuda or Newhaven with respect to the Mining Rights. Aquarian represents that it is not entitled to and shall not claim any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Mining Rights other than pursuant to its 10% interest.

9.                              Indemnity and Survival of Representations

                                 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Mining Rights by Garuda and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

                                 Newhaven agrees to indemnify and save harmless Garuda from any liability to which it may be subject arising from any Mining Operations carried out by Newhaven or at is direction on the Mining Rights. Garuda agrees to indemnify and save harmless Newhaven from any liability to which it may be subject arising from any Mining Operations carried out by Garuda or at its direction on the Mining Rights.

10.                             Confidentiality

                                 The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Mining Rights or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

11.                             Further Assurances and Long Form Agreement

                                 Each of the parties agrees to negotiate in good faith to reach a long form agreement regarding the subject matter of this Agreement. If no long form agreement is reached, however, this letter of intent agreement shall govern the rights and obligations of and between the parties. Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

12.                             Enurement

                                 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.                            Option Only

                                 This is an option only and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating Garuda to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Garuda to do any further act or make any further payment or payments.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 18th day of May, 2005

GARUDA GOLD CORPORATION

Per:	/s/ C. Robin Relph
Authorized Signatory:

NEWHAVEN RESOURCES LIMITED

Per:	/s/ Bruce Luckman
Authorized Signatory:

AQUARIAN GOLD CORPORATION

Per:	/s/ Jurgen Wolf
Authorized Signatory:

SCHEDULE A

DESCRIPTION OF MINING RIGHTS

The Mining Rights consists of:

1.              Newhaven’s rights pursuant to an agreement Robert Appiah & Group (the “Appiah Group”), who have a gold and diamond license from the Government of Ghana in the town of Prestia, in the Western Province of Ghana (the “Property”), to receive 90% of the total value of gold mined on the Property during the term of the agreement in consideration for the provision of mining services to the Appiah Group, which mining services include:

•	Project administration
•	Preparation and storage of project technical documentation
•	Exploration, sampling and all other associated geological work including documentation of existing mineral resources
•	Contract mining
•	Extraction and preliminary reefing of gold and associated minerals
•	Provision of security at site
•	Provision of environmental reclamation services on behalf of the licensee
•	Construction of infrastructure including buildings and boreholes.

The agreement requires that the Appiah Group not allow any third party to conduct any mining operations on the Property, or engage in any such operations itself during the term of the agreement. The term of the agreement is four years, but Newhaven may elects to terminate the agreement earlier.

2.              Prospecting and Mining Rights that Newhaven has acquired or will acquire during the term of this agreement on areas surrounding or near the Property.